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                                                                   EXHIBIT 10.16





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                             CRYSTAL DECISIONS, INC.

                           LOAN AND SECURITY AGREEMENT

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        This LOAN AND SECURITY AGREEMENT is entered into as of October 1, 2002, by and between COMERICA BANK-CALIFORNIA ("Bank") and CRYSTAL DECISIONS, INC. ("Borrower").

                                    RECITALS

        Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                    AGREEMENT

        The parties agree as follows:

        1.     DEFINITIONS AND CONSTRUCTION.

               1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

                      "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                      "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility.

                      "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                      "Applicable Percentage" means (i) one tenth of one percent (0.10%) if the average aggregate balance of Borrower's collected deposits and money market accounts at Bank exceeded $10,000,000 for the applicable quarter,
(ii) two tenths of one percent (0.20%) if the average aggregate balance of Borrower's collected deposits and money market accounts at Bank was equal to or less than $10,000,000 but greater than $5,000,000 for the applicable quarter, or
(ii) thirty five hundredths of one percent (0.35%) if the average aggregate balance of Borrower's collected deposits and money market accounts at Bank was equal to or less than $5,000,000.

                      "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

                      "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

                      "Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower provided, however, that in any month in which Borrower maintains at least $15,000,000 in its investments accounts at Bank, Comerica Securities, Inc. and/or Munder Capital, then Borrowing Base shall mean an amount equal to Two Million Dollars ($2,000,000) plus eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.


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                      "Business Day" means any day that is not a Saturday,
Sunday, or other day on which banks in the State of Washington or the State of California are authorized or required to close.

                      "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

                      "Closing Date" means the date of this Agreement.

                      "Code" means the California Uniform Commercial Code.

                      "Collateral" means the property described on Exhibit A attached hereto.

                      "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                      "Credit Extension" means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

                      "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions that should be included as current liabilities in accordance with GAAP made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

                      "Daily Balance" means the amount of the Obligations owed at the end of a given day.

                      "Disclosure Letter" means that certain disclosure letter, dated as of the date hereof, from Borrower to Bank.

                      "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business (billed and booked by Borrower itself on the parent company level or CRYSTAL DECISIONS, CORP.) that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon 30 days prior written notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:


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                      (a)    Accounts that the account debtor has failed to pay
within ninety (90) days of invoice date;

                      (b) Accounts with respect to an account debtor, twenty percent (20%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

                      (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower, provided that Accounts with respect to which the account debtor is a customer of Borrower which acts as Borrower's agent pursuant to original equipment manufacturer software and reseller agreements shall not be excluded under this subsection (c);

                      (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

                      (e) Accounts with respect to which the account debtor is an Affiliate of Borrower;

                      (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada, except for Eligible Foreign Accounts;

                      (g) Accounts with respect to which the account debtor is the United States or Canada or any department, agency, or instrumentality of the United States or Canada;

                      (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or for deposits or other property of the account debtor held by Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

                      (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

                      (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

                      (k) Accounts the collection of which Bank reasonably determines to be doubtful after consultation with Borrower.

                      "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

                      "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

                      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                      "Event of Default" has the meaning assigned in Article 8.

                      "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.


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                      "Indebtedness" means (a) all indebtedness for borrowed
money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

                      "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                      "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                      "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                      "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                      "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

                      "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

                      "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or
(iii) the value or priority of Bank's security interests in the Collateral or
(iv) the prospect of repayment of any portion of the Obligations.

                      "Minor Subsidiary" means a Subsidiary not formed under the laws of the United States or a state thereof that has not generated more than 5% of Borrower's total annual consolidated revenue in any given year (collectively, the "Minor Subsidiaries").

                      "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

                      "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

                      "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.


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                      "Permitted Indebtedness" means:

                      (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                      (b) Indebtedness existing on the Closing Date and disclosed in the Disclosure Letter;

                      (c)    Indebtedness secured by a lien described in clause
(c) of the defined term "Permitted Liens," provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $1,000,000 in the aggregate at any given time;

                      (d)    Subordinated Debt;

                      (e) Indebtedness to trade creditors incurred in the ordinary course of Borrower's business;

                      (f) Indebtedness of Borrower to a wholly owned Subsidiary (including any Subsidiary that has issued qualifying shares, director shares or other similar shares to a third party pursuant to applicable requirements of the jurisdiction of incorporation or formation of such Subsidiary) and Contingent Obligations of any Subsidiary with respect to obligations of Borrower, and Indebtedness of any Subsidiary to Borrower or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

                      (g) Indebtedness with respect to surety bonds and similar obligations arising in the ordinary course of Borrower's business;

                      (h) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of Borrower's business;

                      (i) Indebtedness arising under currency agreements, interest rate agreements, hedging agreements or other similar agreements entered into in the ordinary course of business;

                      (j) Indebtedness not otherwise permitted by Section 7.4 not exceeding One Million Dollars ($1,000,000) in the aggregate outstanding at any time;

                      (k) Indebtedness consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless; and

                      (l) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be, and provided that such extension, refinancing, modification, amendment or restatement is permitted by any applicable subordination agreement.

                      "Permitted Investment" means:

                      (a) Investments existing on the Closing Date disclosed in the Disclosure Letter;

                      (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors


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Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) money market accounts;

                      (c) Investments in Subsidiaries which have pledged their assets in support of Borrower's Obligations under this Agreement pursuant to Section 6.12 or in Subsidiaries for which Borrower has pledged at least 65% of its equity interest to Bank pursuant to Section 6.13;

                      (d) Investments in Minor Subsidiaries which do not exceed in the aggregate (net of any amounts repaid or advanced by such Subsidiary or Subsidiaries (as applicable) to Borrower or the investing Subsidiary) (i) $6,000,000 in any one such Subsidiary in any calendar year and
(ii) $10,000,000 in the aggregate in all such Subsidiaries in any calendar year;

                      (e)    Investments permitted under Section 7.1 or Section
7.3;

                      (f) Investments (i) not to exceed $1,000,000 in the aggregate in any fiscal year consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) consisting of cashless loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower's Board of Directors;

                      (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business;

                      (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

                      (i) Investments consisting of deposit accounts and investment accounts of Borrower and its Subsidiaries maintained in the ordinary course of Borrower's business, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

                      (j) Investments made pursuant to the Borrower's investment policy as approved by Borrower's Board of Directors;

                      (k) Investments arising under currency agreements, interest rate agreements, hedging agreements or other similar agreements entered into in the ordinary course of business;

                      (l) Investments consisting of (i) joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of cash, the non-exclusive licensing of technology, the development of technology or the providing of technical support, and (ii) other Investments not otherwise permitted under Section 7.7, provided that the cash amount of all such Investments does not exceed $1,000,000 in the aggregate in any fiscal year;

                      (m) Investments consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless.

                      "Permitted Liens" means the following:

                      (a) Any Liens existing on the Closing Date and disclosed in the Disclosure Letter or arising under this Agreement or the other Loan Documents;

                      (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;


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                      (c)    Liens (i) upon or in any equipment which was not
financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                      (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

                      (e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

                      (f) Deposits in the ordinary course of business under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

                      (g) Exclusive licenses with respect to custom software developed for specific customers and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, leases or subleases and nonexclusive licenses and sublicenses granted to others in the ordinary course of Borrower's business, not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, if the leases, subleases, license and sublicenses permit Bank to have a security interest in such leases, subleases, nonexclusive licenses, and sublicenses;

                      (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4;

                      (i) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

                      (j) Liens of materialmen, mechanics, warehousemen, carriers, artisan's or other similar Liens arising in the ordinary course of Borrower's business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves satisfactory to Bank have been established; and

                      (k)    Liens securing Subordinated Debt.

                      "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                      "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                      "Quick Assets" means, at any date as of which the amount thereof shall be determined, the unrestricted cash and cash-equivalents plus 80% of Eligible Accounts of Borrower determined in accordance with GAAP.

                      "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and Director of Financial Planning and Analysis of Borrower.


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                      "Revolving Facility" means the facility under which
Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

                      "Revolving Line" means a credit extension of up to Fifteen Million Dollars ($15,000,000).

                      "Revolving Maturity Date" means September 30, 2004.

                      "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

                      "Subsidiary" means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

                      "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

               1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

        2.     LOAN AND TERMS OF PAYMENT.

               2.1    Credit Extensions.

                      Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, all payments made by Borrower to Bank shall be made from Borrower's accounts in the United States.

                      (a)    Revolving Advances.

                             (i)    Subject to and upon the terms and conditions
of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

                             (ii)   Whenever Borrower desires an Advance,
Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance, except to the extent that any such damages or losses are caused by the gross negligence or willful misconduct of Bank. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower's deposit account at Bank. All Credit Extensions shall be made in U.S. dollars.


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               2.2    Overadvances. If the aggregate amount of the outstanding
Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

               2.3    Interest Rates, Payments, and Calculations.

                      (a)    Interest Rates.

                             (i)    Advances. Except as set forth in Section
2.3(b), each Advance, which shall be a Prime Rate Option Advance or a LIBOR Option Advance as elected by Borrower pursuant to the terms set forth in the LIBOR Addendum to Loan and Security Agreement executed by Borrower in connection with this Agreement and as defined therein, shall bear interest, on the outstanding Daily Balance thereof, at the applicable rate set forth in such LIBOR Addendum to Loan and Security Agreement.

                      (b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) three percent (3%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default and after written notification to Borrower, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                      (c) Payments. Except as set forth in the LIBOR Addendum to Loan and Security Agreement executed by Borrower in connection with this Agreement, interest hereunder shall be due and payable on the tenth (10th) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or, during the continuance of an Event of Default, against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

                      (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty five
(365) day year for the actual number of days elapsed.

                      (e) Taxes, Levies, Imposts, Etc. All payments made by Borrower hereunder will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any governmental authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement and the Loan Documents, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein and in the Loan Documents.

               2.4 Crediting Payments. Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, provided that during the existence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

               2.5    Fees. Borrower shall pay to Bank the following:

                      (a) Facility Fee. On the Closing Date and each year on the anniversary of the Closing Date so long as any Advances are outstanding, a Facility Fee equal to $30,000, which shall be nonrefundable;

                      (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses (not to exceed $5,000) and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due; and

                      (c) Commitment Fee. A commitment fee equal to the Applicable Percentage per annum of the average unused portion of the availability under the Revolving Line. Such fee shall be payable in quarterly installments on the last day of each fiscal quarter or, in the case of the quarter in which the Revolving Maturity Date falls, on the Revolving Maturity Date. Each quarterly installment shall be calculated on the average unused portion of the Revolving Line during such fiscal quarter.

               2.6 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                      (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

                      (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                      (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

               2.7 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Borrower shall have the right to terminate this Agreement at any time with notice to Bank, provided that all Obligations have been repaid in full and Bank has no obligation to make Credit Extensions to Borrower thereafter.

        3.     CONDITIONS OF LOANS.

               3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

                      (a)    this Agreement;

                      (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

                      (c)    a financing statement (Form UCC-1);

                      (d)    agreement to provide insurance;

                      (e) stock certificates with stock powers executed in blank for 100% of the stock of CRYSTAL DECISIONS (UK) LIMITED;

                      (f) stock certificates with stock powers executed in blank for 100% of the stock of Borrower's Subsidiaries formed under the laws of Canada or a province thereof;

                      (g) a pledge agreement and PPSA filing for Borrower's Subsidiary formed under the laws of Canada or a province thereof;

                      (h) a security agreement and PPSA filing for Borrower under Canadian law;

                      (i) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

                      (j) twenty days previously, an audit of the Collateral, the results of which shall be satisfactory to Bank;

                      (k)    current financial statements of Borrower; and

                      (l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

               3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

                      (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

                      (b)    the representations and warranties contained in
Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

        4.     CREATION OF SECURITY INTEREST.

               4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Disclosure Letter, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property, unless otherwise permitted pursuant to Section 7.1 hereof.

               4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

               4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

               4.4 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all shares of stock and membership interests in limited liability companies which are part of the Collateral, including without limitation all Borrower's equity interests in its Subsidiaries (the "Shares"), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. As provided for in Sections 3.1 and 6.13, certain of the Shares shall be delivered to Bank on the Closing Date. The remainder of the Shares shall, upon the occurrence and during the continuance of an Event of Default, be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower, and Borrower shall cause the books of each entity whose shares are part of the Shares and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank's security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default. The Shares are not held in a brokerage or similar securities account.

        Notwithstanding the foregoing, 35% of Borrower's shares of capital stock in each Subsidiary (other than CRYSTAL DECISIONS (UK) LIMITED) not formed under the laws of the United States or a state thereof or Canada or a province thereof shall be excluded from the Collateral, provided that the provisions of this paragraph shall in no case exclude from the definition of "Collateral" proceeds of the disposition of the foregoing, dividends or other payments made on the foregoing or any general intangibles consisting of rights to payment, all of which shall at all times constitute "Collateral".

        5.     REPRESENTATIONS AND WARRANTIES.

               Borrower represents and warrants as follows:

               5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except to the extent that a failure to qualify could not reasonably be expected to cause a Material Adverse Effect.

               5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

               5.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

               5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor's agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

               5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

               5.6 Intellectual Property. Borrower is the sole owner of its patents, trademarks, copyrights, and other intellectual property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To the best knowledge of Borrower, each of Borrower's patents is valid and enforceable, and no part of its intellectual property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of its intellectual property violates the rights of any third party.

               5.7 Name; Location of Chief Executive Office. Except as disclosed in the Disclosure Letter, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except as set forth in the Disclosure Letter, all Borrower's Inventory and Equipment is located only at the location set forth in Section 10 hereof.

               5.8 Litigation. Except as set forth in Borrower's Securities and Exchange Commission filings, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

               5.9 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower's financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

               5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

               5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower's failure to comply with ERISA that could reasonably be expected to result in Borrower's incurring any material liability. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to have a Material Adverse Effect.

               5.12 Environmental Condition. Except as disclosed in the Disclosure Letter, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's nor any Subsidiary's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state, provincial or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

               5.13 Taxes. Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all material taxes reflected therein.

               5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

               5.15 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could reasonably be expected to have a Material Adverse Effect.

               5.16 Accounts. Except as disclosed in the Disclosure Letter none of Borrower's nor any of Borrower's U.S. Subsidiary's property is maintained or invested with a Person other than Bank.

               5.17 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

               5.18 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

        6.     AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

               6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except to the extent that the failure to maintain such qualification could not reasonably be expected to cause a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to cause a Material Adverse Effect.

               6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.

Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

               6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower's consolidated operations during such period, prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustments), consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.

        Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable.

        Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

        Bank shall have a right from time to time hereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted no more often than every six (6) months during the first year after the Closing Date and no more than every twelve (12) months thereafter unless an Event of Default has occurred and is continuing, provided that, subject to Section 3.3, unless an Event of Default has occurred which is continuing, no such audits shall occur unless there are outstanding Advances owing under this Agreement.

               6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Fifty Thousand Dollars ($150,000).

               6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, provincial and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state or provincial disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

               6.6    Insurance.

                      (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

                      (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable with respect to Collateral under any such policy shall, (i) during the existence of an Event of Default and at the option of Bank, be payable to Bank to be applied on account of the Obligations or (ii) at the other times, be paid to the Borrower.

               6.7 Accounts. Borrower shall maintain and shall cause each of its Subsidiaries located in the United States to maintain depository and operating accounts with Bank, including but not limited to purchasing cards and foreign exchange contracts. Bank will be allowed to bid on administering Borrower's 401K plan. In addition, Borrower shall maintain at least $10,000,000 (the "Required Cash Balance") in investments accounts at Bank, Comerica Securities, Inc. and/or Munder Capital at all times, provided that if the aggregate amount of all Borrower's cash, cash equivalents, and investments (Borrower's "Actual Cash Balance") is less than $20,000,000 and no Event of Default has occurred which is continuing, the Required Cash Balance shall be 50% of the Actual Cash Balance. Borrower will enter into securities account control agreements acceptable to Bank in connection with all accounts opened at Comerica Securities, Inc. and/or Munder Capital.

               6.8 Quick Ratio. Borrower shall maintain on a consolidated basis at all times, measured as of the last day of each quarter, a ratio of Quick Assets to Current Liabilities less deferred revenue, of at least 1.25 to 1.00.

               6.9 Tangible Net Worth. Borrower shall maintain on a consolidated basis at all times, measured as of the last day of each quarter, a Tangible Net Worth of not less than Twenty Eight Million Dollars ($28,000,000) plus 50% of Borrower's net profit after tax for each quarter ending after the Closing Date plus 75% of the gross proceeds received by Borrower from the sale of its equity securities to its investors.

               6.10 Free Cash Flow. As of the last day of each quarter, (i) Borrower's Free Cash Flow for the four quarters immediately preceding the date of measurement, measured on a consolidated basis, shall be positive and (ii) Borrower's quarterly Free Cash Flow for two of the four quarters immediately preceding the date of measurement, measured on a consolidated basis, shall have been positive. As used herein, (i) "Free Cash Flow" means EBITDA plus any interest income, less any interest expense, less any cash income taxes paid (with the exception of the $9,000,000 one-time tax payment due in August 2002), less any non-financed capital expenditures and (ii) "EBITDA" means earnings before interest, taxes, depreciation, and amortization.

               6.11 Intellectual Property Rights. Borrower shall and shall cause each Subsidiary to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

               6.12 Subsidiary Security Agreements. CRYSTAL DECISIONS, CORP. and each Subsidiary formed under the law of the United States or a state thereof or the laws of Canada or a province thereof shall provide a pledge of all of its assets (excluding its intellectual property) in support of Borrower's Obligations under this Agreement, in form and substance satisfactory to Bank, along with such other documents as the Bank deems necessary or advisable to effectuate such secured guaranty, including without limitation a third party security agreement, and UCC-1 financing statement, each in form and substance satisfactory to Bank.

               6.13   Subsidiary Pledges.

                      (a) Borrower shall execute and deliver to Bank pledges of at least 65% of its equity interest in each Subsidiary which generates more than 5% of Borrower's total revenue in any given year, along with certificates for the pledged shares, blank stock powers, and such other instruments or documentation requested by Bank in order to take and perfect a security interest in such equity interests. Borrower shall at all times ensure that such pledged stock is not less than 65% of its equity interest in each such Subsidiary and shall promptly pledge to Bank any additional shares as are from time to time required to keep the percentage of shares pledged at 65%.

                      (b) Notwithstanding the foregoing, Borrower shall execute and deliver to Bank pledges of 100% of its equity interest in each Subsidiary which is formed under the laws of the United States or a state thereof, in each Subsidiary formed under the laws of Canada or a province thereof, and in CRYSTAL DECISIONS (UK) LIMITED, along with certificates for the pledged shares, blank stock powers, and such other instruments or documentation requested by Bank in order to take and perfect a security interest in such equity interests. Borrower shall at all times ensure that such pledged stock is not less than 100% of its equity interest in each such Subsidiary and shall promptly pledge to Bank any additional shares as are from time to time required to keep the percentage of shares pledged at 100%.

               6.14 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

        7.     NEGATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

               7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including its intellectual property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and exclusive licenses with respect to custom software developed for specific customers and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; (iv) Transfers specifically permitted elsewhere in this Section 7; (v) Transfers constituting trade payables and of other payments made by Borrower in the ordinary course of business not prohibited elsewhere under this Agreement; (vi) Transfers in connection with a sale / leaseback of Equipment purchased by Borrower after the date of this Agreement provided that the sale / leaseback transaction is consummated within ninety (90) days after the purchase of such Equipment and that Borrower is in compliance with Section 7.4 and subsection (c) of the definition of "Permitted Indebtedness" after the consummation of such transaction; (vii) Transfers of other assets of Borrower or its Subsidiaries which do not in the aggregate exceed $500,000 during the term of this Agreement; and (viii) Transfers of Borrower's intellectual property to a Subsidiary or from one Subsidiary to another Subsidiary, provided that Borrower retains an unconditional right to use such intellectual property at all times after each such Transfer.

               7.2 Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower or such Subsidiary and any business substantially similar or related thereto (or incidental thereto); or suffer or permit a Change in Control (other than the sale of Borrower's equity securities in a public offering); or without thirty
(30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name.

               7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which the sole consideration is Borrower's stock, Borrower is the surviving entity, and, after giving effect to such transaction, there is no Change in Control and (ii) transactions in which a Subsidiary merges with another Subsidiary or a Subsidiary merges into the Borrower so long as the

Borrower is the surviving entity, provided in each case that at the time of any such transaction an Event of Default has not occurred which is continuing and no Event of Default would exist after giving effect to any such transaction.

               7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

               7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, including its intellectual property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, including its intellectual property, or permit any Subsidiary to do so.

               7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees or directors regardless of whether an Event of Default exists, (iii) Borrower may repurchase its capital stock from the proceeds of the issuance of its capital stock, provided that such repurchases are effectuated immediately upon the consummation of such transactions, (iv) Borrower and its Subsidiaries may convert any of their convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange therefore, (v) make distributions payable solely in Borrower's capital stock, and (vi) repurchase stock and/or pay cash dividends in an aggregate amount not to exceed $2,000,000 during the term of this Agreement, provided that no Event of Default has occurred which is continuing or would exist immediately after giving effect to any such repurchase or dividend.

               7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower; or allow any money or other assets to be conveyed or transferred to a Minor Subsidiary by any means, whether in the form of an Investment or an Account or an advance for operational purposes or otherwise in excess of the limitations set forth in the definition of Permitted Investment.

               7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions with Subsidiaries and transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

               7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

               7.10 Inventory. Store the Inventory with a bailee, warehouseman, or other third party unless the third party has been notified of Bank's security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory for Bank's benefit or
(b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory. Store or maintain any Inventory at a location other than the location set forth in Section 10 of this Agreement.

               7.11 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

               7.12 Negative Pledge Agreements. Permit the inclusion in any contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of Borrower's or such Subsidiary's property, except for provisions that restrict or prohibit the assignment of, or granting of a security interest in, Borrower's rights with respect to an equipment leasing agreement or other equipment financing arrangement and Borrower's rights with respect to the equipment financed under such agreements.

        8.     EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

               8.1 Payment Default. If Borrower (i) fails to pay, when due, any of the principal amount of and/or interest on the Obligations or (ii) fails to pay any portion of the Obligations not constituting principal and/or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

               8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

               8.3 Material Adverse Effect. If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral;

               8.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government or the Government of Canada or of any province, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

               8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

               8.6 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect;

               8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

               8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

               8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

               8.10 Guaranty. If any guaranty of all or a portion of the Obligations (a "Guaranty") ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the "Guaranty Documents"), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor's obligations under the Guaranty Documents.

        9.     BANK'S RIGHTS AND REMEDIES.

               9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

                      (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                      (d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                      (e)    Set off and apply to the Obligations any and all
(i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                      (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

                      (g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

                      (h) Bank may credit bid and purchase at any public sale; and

                      (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

               9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts;
(b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions hereunder is terminated.

               9.3 Accounts Collection. Upon the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Upon the occurrence and during the continuance of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

               9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in
Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

               9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices and Section 9207 of the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

               9.6 Shares. Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

               9.7 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

               9.8 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

        10.    NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

        If to Borrower:      CRYSTAL DECISIONS, INC.
                             840 Cambie Street
                             Vancouver, BC V6B 4J2
                             Attn: Chief Financial Officer
                             FAX: (604) 974-2298

        With a copy to:      CRYSTAL DECISIONS, INC.
                             895 Emerson Street
                             Palo Alto, CA 94301-2413
                             Attn: Susan J. Wolfe, Vice President and
                                   General Counsel
                             FAX: (650) 838-7451

        If to Bank:          COMERICA BANK - CALIFORNIA
                             9920 S. La Cienega Blvd., Suite 1401
                             Inglewood, CA 90301
                             Attn: Manager
                             FAX: (310) 338-6110

        With a copy to:      COMERICA BANK - CALIFORNIA
                             5330 Carillon Point
                             Kirkland, WA 98033
                             Attn: Bob Van Nortwick
                             FAX: (425) 576-2810

        Notwithstanding the foregoing, notice sent to Borrower in accordance with this Section 10 shall be effective despite any failure to provide a copy of such notice to Borrower's internal counsel. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

        11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

               This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

        12.    GENERAL PROVISIONS.

               12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

               12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement, except for obligations, demands and claims caused by Bank's gross negligence or willful misconduct; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

               12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

               12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are superceded by this Agreement and the Loan Documents.

               12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

               12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        CRYSTAL DECISIONS, INC.


                                        By:    /s/ Eric Patel
                                            ---------------------------------

                                        Title: Chief Financial Officer
                                               ------------------------------


                                        COMERICA BANK-CALIFORNIA


                                        By:    /s/ Robert Van Nortwick
                                            ---------------------------------

                                        Title: Vice President
                                               ------------------------------

DEBTOR          CRYSTAL DECISIONS, INC.

SECURED PARTY:  COMERICA BANK-CALIFORNIA

                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                         TO LOAN AND SECURITY AGREEMENT

        All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

               (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), general intangibles (including payment intangibles and software), goods (excluding equipment), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements and including without limitation 66,450 shares of the Class A Ordinary Stock of CRYSTAL DECISIONS (UK) LIMITED evidenced by Certificate No CDUK-A001, 33,550 shares of the Class B Ordinary Stock of CRYSTAL DECISIONS (UK) LIMITED evidenced by Certificate No CDUK-B001, 10,000 shares of the Class A Common shares of CRYSTAL DECISIONS, CORP. evidenced by Certificate No CA-1, and 7,200,000 shares of the Class B Exchangeable shares of CRYSTAL DECISIONS, CORP. evidenced by Certificate No CB-1), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

               (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

               The Collateral shall not include any of Borrower's right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual Property").

               Notwithstanding the foregoing, the Collateral shall include all accounts, general intangibles, and other property that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, Borrower's Intellectual Property and/or equipment (the "Rights to Payment"). If a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in the Rights to Payment.

               Notwithstanding the foregoing, 35% of Borrower's shares of capital stock in each Subsidiary (other than CRYSTAL DECISIONS (UK) LIMITED) not formed under the laws of the United States or a state thereof or Canada or a province thereof shall be excluded from the Collateral, provided that the provisions of this paragraph shall in no case exclude from the definition of "Collateral" proceeds of the disposition of the foregoing, dividends or other payments made on the foregoing or any general intangibles consisting of rights to payment, all of which shall at all times constitute "Collateral".

                                    EXHIBIT B

                   LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

        FOR WORKING CAPITAL ADVANCES: DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M. PACIFIC TIME

TO: TECHNOLOGY AND LIFE SCIENCES DIVISION                  DATE:
                                                                 ---------------

FAX #: 650-846-6840  Attn: Compliance                      TIME:
                                                                 ---------------

FROM:   CRYSTAL DECISIONS, INC.
      --------------------------------------------------------------------------
                             CLIENT NAME (BORROWER)
REQUESTED BY:
              ------------------------------------------------------------------
                            AUTHORIZED SIGNER'S NAME

AUTHORIZED SIGNATURE:
                      ----------------------------------------------------------

PHONE NUMBER:
              ------------------------------------------------------------------

FROM ACCOUNT #                            TO ACCOUNT #
               ----------------------                  -------------------------


REQUESTED TRANSACTION TYPE                        REQUEST DOLLAR AMOUNT
--------------------------                        ---------------------

                                                  $
                                                   ----------------------------
PRINCIPAL INCREASE (ADVANCE)                      $
                                                   ----------------------------
PRINCIPAL PAYMENT (ONLY)                          $
                                                   ----------------------------
INTEREST PAYMENT (ONLY)                           $
                                                   ----------------------------
PRINCIPAL AND INTEREST (PAYMENT)                  $
                                                   ----------------------------

OTHER INSTRUCTIONS:
                    ------------------------------------------------------------

--------------------------------------------------------------------------------


        All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.


                                  BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.


--------------------------------------------        ----------------------------
           Authorized Requester                               Phone #

--------------------------------------------        ----------------------------
            Received By (Bank)                                Phone #


                  ---------------------------------------------
                           Authorized Signature (Bank)

                                    EXHIBIT C

                           BORROWING BASE CERTIFICATE

-------------------------------------------------------------------------------
Borrower:  CRYSTAL DECISIONS, INC.            Lender:  Comerica Bank-California

Commitment Amount:  $15,000,000
-------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE

    1.  Accounts Receivable Book Value as of ___                             $___________
    2.  Additions (please explain on reverse)                                $___________
    3.  TOTAL ACCOUNTS RECEIVABLE                                            $___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)

    4.  Amounts over 90 days due                             $___________
    5.  Balance of 20% over 90 day accounts                  $___________
    6.  Concentration Limits
    7.  Foreign Accounts                                     $___________
    8.  Governmental Accounts                                $___________
    9.  Contra Accounts                                      $___________
    10. Demo Accounts                                        $___________
    11. Intercompany/Employee Accounts                       $___________
    12. Other (please explain on reverse)                    $___________
    13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                 $___________
    14. Eligible Accounts (#3 minus #13)                                     $___________
    15. LOAN VALUE OF ACCOUNTS (80% of #14)                                  $___________

BALANCES

    16. Maximum Loan Amount                                                  $15,000,000
    17. Total Funds Available [Lesser of #16 or #15]                         $___________
    18. Present balance owing on Line of Credit                              $___________
    19. RESERVE POSITION (#17 minus #18)                                     $___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank-California.

CRYSTAL DECISIONS, INC.

By:
    ----------------------------------
          Authorized Signer

                                    EXHIBIT D
                             COMPLIANCE CERTIFICATE

TO:    COMERICA BANK-CALIFORNIA

FROM:  CRYSTAL DECISIONS, INC.

        The undersigned authorized officer of CRYSTAL DECISIONS, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

 PLEASE INDICATE COMPLIANCE STATUS BY CIRCLING YES/NO UNDER "COMPLIES" COLUMN.

       REPORTING COVENANT                                   REQUIRED                                    COMPLIES
       ------------------                                   --------                                    --------
       Monthly financial statements                         Monthly within 30 days                      Yes      No
       Annual (CPA Audited)                                 FYE within 90 days                          Yes      No
       10K and 10Q                                          (as applicable)                             Yes      No
       A/R & A/P Agings, Borrowing Base Cert.               Monthly within 30 days                      Yes      No
       A/R Audit                                            Initial and Semi-Annual                     Yes      No
       Total amount of Borrower's cash and investments      Amount:  $________                          Yes      No
       Total amount of Borrower's cash and investments      Amount:  $________                          Yes      No
       maintained with Bank

       FINANCIAL COVENANT                                   REQUIRED                   ACTUAL           COMPLIES
       ------------------                                   --------                   ------           --------
       Maintain (measured quarterly):
           Minimum Quick Ratio                              1.25:1.00                  _____:1.00       Yes      No
           Minimum Tangible Net Worth                       $28,000,000 plus 50%       $_________       Yes      No
                                                            of quarterly net profit
                                                            after tax plus 75% of
                                                            new equity
           Free Cash Flow                                   *                          $_________       Yes      No

         * As of the last day of each quarter, (i) Borrower's Free Cash Flow for the four quarters immediately preceding the date of measurement, measured on a consolidated basis, shall be positive and (ii) Borrower's quarterly Free Cash Flow for two of the four quarters immediately preceding the date of measurement, measured on a consolidated basis, shall have been positive. As used herein, (i) "Free Cash Flow" means EBITDA plus any interest income, less any interest expense, less any cash income taxes paid (with the exception of the $9,000,000 one-time tax payment due in August 2002), less any non-financed capital expenditures and (ii) "EBITDA" means earnings before interest, taxes, depreciation, and amortization.

COMMENTS REGARDING EXCEPTIONS:  See Attached.

                                      BANK USE ONLY

                                      Received by:
                                                   -----------------------------
Sincerely,                                               AUTHORIZED SIGNER

                                      Date:
                                            ------------------------------------

                                      Verified:
--------------------------------                --------------------------------
SIGNATURE                                              AUTHORIZED SIGNER

                                      Date:
--------------------------------            ------------------------------------
TITLE
                                      Compliance Status          Yes      No

--------------------------------
DATE

                            COMERICA BANK-CALIFORNIA
                                   MEMBER FDIC

                         ITEMIZATION OF AMOUNT FINANCED
                            DISBURSEMENT INSTRUCTIONS


Name(s):  CRYSTAL DECISIONS, INC.                          Date: October 1, 2002

    $ credited to deposit account No. ___________ when Advances are requested or disbursed to Borrower by cashiers check or by wire transfer

Amounts paid to others on your behalf:

    $              to Comerica Bank-California for Loan Fee

    $              to Comerica Bank-California for accounts receivable audit
                   (estimate)

    $              to Bank counsel fees and expenses

    $              to _______________

    $              to _______________

    $15,000,000    TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank-California to disburse the loan proceeds as stated above.


---------------------------------            --------------------------------
            Signature                                  Signature

                         AGREEMENT TO PROVIDE INSURANCE

TO:  COMERICA BANK-CALIFORNIA                  Date: October 1, 2002
     attn: Collateral Operations, M/C 4604
     9920 South La Cienega Blvd, 14th Floor
     Inglewood, CA 90301                       Borrower: CRYSTAL DECISIONS, INC.

        In consideration of a loan in the amount of $15,000,000, secured by all tangible personal property excluding equipment.

        I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

        I/We also agree to advise the below named agent to add Comerica Bank-California as lender's loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

        I/We understand that the policy must contain:

        1.     Fire and extended coverage in an amount sufficient to cover:

               (a)    The amount of the loan, OR

               (b)    All existing encumbrances, whichever is greater,

        But not in excess of the replacement value of the improvements on the real property.

        2. Lender's "Loss Payable" Endorsement Form 438 BFU in favor of Comerica Bank-California, or any other form acceptable to Bank.

                              INSURANCE INFORMATION

Insurance Co./Agent                        Telephone No.:

Agent's Address:

               Signature of Obligor:
                                     -----------------------------------

               Signature of Obligor:
                                     -----------------------------------


                       FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:
                              -----------------------------------
Person Spoken to:
                  -----------------------------------------------
Policy Number:
               --------------------------------------------------
Effective From:             To:
                -----------     ---------------------------------
Verified by:
             ----------------------------------------------------

COMERICA BANK-CALIFORNIA
      MEMBER FDIC                        AUTOMATIC DEBIT AUTHORIZATION



To:  COMERICA BANK-CALIFORNIA

Re:  LOAN # ___________________________________

You are hereby authorized and instructed to charge account No. __________ in the name of CRYSTAL DECISIONS, INC. for principal and interest payments due on above referenced loan as set forth below and credit the loan referenced above.

               X   Debit each interest payment as it becomes due according to
             ----- the terms of the note and any renewals or amendments thereof.

                   Debit each principal payment as it becomes due according to
             ----- the terms of the note and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

--------------------------------------------------------------------------------
        Borrower Signature                                  Date
--------------------------------------------------------------------------------
                                                            October 1, 2002
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEBTOR:         CRYSTAL DECISIONS, INC.

SECURED PARTY:  COMERICA BANK-CALIFORNIA

                                    EXHIBIT A

                        COLLATERAL DESCRIPTION ATTACHMENT
                          TO UCC-1 FINANCING STATEMENT

        All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

               (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), general intangibles (including payment intangibles and software), goods (excluding equipment), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements and including without limitation 66,450 shares of the Class A Ordinary Stock of CRYSTAL DECISIONS (UK) LIMITED evidenced by Certificate No CDUK-A001, 33,550 shares of the Class B Ordinary Stock of CRYSTAL DECISIONS (UK) LIMITED evidenced by Certificate No CDUK-B001, 10,000 shares of the Class A Common shares of CRYSTAL DECISIONS, CORP. evidenced by Certificate No CA-1, and 7,200,000 shares of the Class B Exchangeable shares of CRYSTAL DECISIONS, CORP. evidenced by Certificate No CB-1), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

               (b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

               The Collateral shall not include any of Borrower's right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual Property").

               Notwithstanding the foregoing, the Collateral shall include all accounts, general intangibles, and other property that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, Borrower's Intellectual Property and/or equipment (the "Rights to Payment"). If a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in the Rights to Payment.

        Notwithstanding the foregoing, 35% of Borrower's shares of capital stock in each Subsidiary (other than CRYSTAL DECISIONS (UK) LIMITED) not formed under the laws of the United States or a state thereof or Canada or a province thereof shall be excluded from the Collateral, provided that the provisions of this paragraph shall in no case exclude from the definition of "Collateral" proceeds of the disposition of the foregoing, dividends or other payments made on the foregoing or any general intangibles consisting of rights to payment, all of which shall at all times constitute "Collateral".